Sub-Item 77C Exhibit 1

GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC.

-GENERAL GOVERNMENT SECURITIES MONEY MARKET FUND (the “Fund”)

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Shareholders of the General Government Securities Money Market Funds, Inc.-General Government Securities Money Market Fund was held on December 28, 2009. Out of a total of 1,909,181,316.680 shares (“Shares”) entitled to vote at the meeting, a total of 601,986,316.670 were represented at the Meeting, in person or by proxy.  The meeting was adjourned to January 4, 2010, the proposals not having received the required vote of the holders for approval.  The breakdown of the vote is as follows:

		Shares

	For	Against	Abstain

1. To approve amending the	524,971,866.640	58,733,310.580	18,281,139.450
Fund’s policy regarding borrowing
		Shares

	For	Against	Abstain

2. To approve amending the	519,882,777.600	61,225,667.910	20,877,871.160
Fund’s policy regarding lending
		Shares

	For	Against	Abstain

3. To permit investment in	511,501,581.240	69,768,626.620	20,716,108.810
other investment companies